                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
--------------------------------------------------------------------------------

                           SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [ X ]
FILED BY A PARTY OTHER THAN THE REGISTRANT [  ]

CHECK THE APPROPRIATE BOX:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)) [X] Definitive Proxy Statement [ ] Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             FINANTRA CAPITAL, INC.
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                      N/A
--------------------------------------------------------------------------------
      (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN REGISTRANT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

     ---------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     ---------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

     ---------------------------------------------------------------------------

     5) Total fee paid:

     ---------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     ---------------------------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:

     ---------------------------------------------------------------------------

     3)  Filing Party:

     ---------------------------------------------------------------------------

     4)  Date Filed:

     ---------------------------------------------------------------------------

                             FINANTRA CAPITAL, INC.
                          1100 PONCE DE LEON BOULEVARD
                          CORAL GABLES, FLORIDA 33134
                        -------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD SEPTEMBER 18, 1998

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of FINANTRA CAPITAL, INC., a Delaware corporation ("Company"), will be held at the Hyatt Regency Hotel, 50 Alhambra Plaza, Coral Gables, Florida 33134 on Friday, September 18, 1998, at 8:00 A.M., local time, for the following purposes:

1. To elect four directors to hold office until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

2. To ratify the selection of Daszkal, Bolton & Manela as the Company's independent accountants for the year ending December 31, 1998; and

3. To transact such other business as may properly come before the Meeting and at all adjournments thereof.

         The transfer books of the Company will not be closed for the Meeting. Only stockholders of record, however, at the close of business on July 24, 1998 will be entitled to notice of, and to vote at, the Meeting and at all adjournments thereof.

         YOU ARE URGED TO READ THE ATTACHED PROXY STATEMENT WHICH CONTAINS INFORMATION RELEVANT TO THE ACTIONS TO BE TAKEN AT THE MEETING. IN ORDER TO ASSURE THE PRESENCE OF A QUORUM, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ADDRESSED, POSTAGE PREPAID ENVELOPE. YOU MAY REVOKE YOUR PROXY IF YOU SO DESIRE AT ANY TIME BEFORE IT IS VOTED.

                                              By Order of the Board of Directors


                                              /s/ Alyce Schreiber
                                              -----------------------------
                                              Alyce Schreiber, Secretary

August 21, 1998

                             FINANTRA CAPITAL, INC.

                         -----------------------------
                                PROXY STATEMENT
                         -----------------------------

                              GENERAL INFORMATION

ANNUAL MEETING

         This Proxy Statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Finantra Capital, Inc., a Delaware corporation (the "Company"), to be used at the Annual Meeting of Stockholders of the Company to be held at 8:00 A.M., local time, on Friday, September 18, 1998, at the Hyatt Regency Hotel, 50 Alhambra Plaza, Coral Gables, Florida 33134, and at all adjournments thereof (the "Meeting"). The matters to be considered at the Meeting are set forth in the attached Notice of Meeting.

         The Company's executive offices are located at 1100 Ponce de Leon Boulevard, Coral Gables, Florida 33134. On or about August 24, 1998, this Proxy Statement, the enclosed form of proxy, the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 ("Fiscal 1997"), which contains Fiscal 1997 audited financial statements, and Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998 were mailed to stockholders of record of the Company as of the close of business on July 24, 1998. The Company will furnish to any stockholder copies of any exhibits listed in the Annual Report on Form 10-KSB upon such stockholder's request and payment of a fee not exceeding the reasonable expenses of furnishing such copies.

SOLICITATION AND REVOCATION

         Proxies in the form enclosed are solicited by and on behalf of the Board of Directors. The persons named in the proxy have been designated as proxies by the Board of Directors. Any proxy given pursuant to such solicitation and received in time for the Meeting will be voted as specified in such proxy. If no instructions are given, proxies will be voted FOR the election of the nominees listed below under the caption "Election Of Directors", FOR the ratification of Daszkal, Bolton & Manela as the Company's independent accountants for the year ending December 31, 1998 and in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the Meeting and any adjournments thereof. In the unanticipated event that any other matters are properly presented at the Meeting for action, the persons named in the proxy will vote the proxies in accordance with their best judgment. Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time before it is exercised by written notification delivered to the Secretary of the Company, by voting in person at the Meeting or by delivering another proxy bearing a later date. Attendance by a stockholder at the Meeting does not alone serve to revoke his or her proxy.

QUORUM

         The presence of the holders of a majority of the outstanding shares of common stock, $.01 par value per share, of the Company (the "Common Stock") represented in person or by proxy at the Meeting, will constitute a quorum. Shares represented by proxies that are marked "abstain" and proxies relating to "street name" shares that are returned to the Company but marked by brokers as "not voted" ("broker non-votes") will be treated as shares present for purposes of determining the presence of a quorum on all matters unless authority to vote is completely withheld on the proxy.

RECORD DATE; OUTSTANDING SHARES

         The Board of Directors has fixed the close of business on July 24, 1998 as the record date for the determination of stockholders of the Company entitled to receive notice of, and to vote at, the Meeting. At the close of business on July 24, 1998, an aggregate of 3,591,527 shares of Common Stock were issued and outstanding, each of which is entitled to one vote on each matter to be voted upon at the Meeting. The Company's stockholders do not have cumulative voting rights. The Company has no other class of voting securities entitled to vote at the Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of August 20, 1998 with respect to the stock ownership of (i) each person or group to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company and (iv) all directors and executive officers of the Company as a group. As of August 20, 1998, there were issued and outstanding 4,133,027 shares of Common Stock.

                                                                       PERCENTAGE OF
 NAME AND ADDRESS                  AMOUNT AND NATURE OF                 OUTSTANDING
OF BENEFICIAL OWNER               BENEFICIAL OWNERSHIP (1)              SHARES OWNED
-------------------               ------------------------             -------------
Medley Group, Inc.
1100 Ponce de Leon Blvd.
Coral Gables, FL 33134                    1,154,700(2)                     27.93%

Robert D. Press
1100 Ponce de Leon Blvd.
Coral Gables, FL 33134                    1,538,777(2)(3)                   35.09%

Arthur J. Press
1268 Hemlock Farms
Hawley, PA 18428                             37,336(4)                       *

Maynard Hellman
1100 Ponce de Leon Blvd.
Coral Gables, FL 33134                      160,000(5)                      3.87%

Evaldo F. Dupuy
3911 Riviera Drive
Coral Gables, FL 33134                       10,000                          *

Carol Edelson
421 West 54th Street
New York, NY 10019                          555,876(2)(6)                  12.08%

Steven L. Edelson
421 West 54th Street
New York, NY 10019                        1,384,000(2)(7)                  33.49%

All directors and officers
as a group (four persons)                 1,746,113(2)(3)(4)(5)            39.44%

----------------
*   Represents less than 1%

(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Proxy Statement upon the exercise or conversion of options, warrants or other convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or other convertible securities that are held by such person (but not those held by any other person) and that are exercisable or convertible within 60 days from the date of this Proxy Statement have been exercised or converted. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(2) Mr. Press, the President, Chairman of the Board and Chief Executive Officer of the Company, and Steven L. Edelson, a principal stockholder, and the former Chairman of the Board, of the Company, respectively, may be deemed to be the control persons of Group. As such, each of Messrs. Press and Edelson may be deemed to own beneficially all Common Stock of the Company beneficially owned by Group. Mr. Edelson has granted Mr. Press an option to purchase, exercisable until December 31, 2002, all of Mr. Edelson's right, title and interest in and to Mr. Edelson's shares of capital stock of Group for $750,000. In connection with Mr. Edelson's grant of this option, Mr. Press has received an irrevocable proxy to vote all shares of capital stock of Group beneficially owned by Mr.
         Edelson on all matters submitted to Group's stockholders for a vote.

(3) Includes 129,351shares of Common Stock issuable upon the conversion of 604,717 shares of Series A 10% Convertible Preferred Stock of the Company (the "Preferred Stock") owned by Mr. Press. Also includes 142,500 shares of Common Stock issuable upon the exercise of certain warrants; these warrants are exercisable at any time on or prior to September 30, 2000 at an exercise price of $1.50 per share.

(4) These shares are owned by an affiliate of Mr. Press. Includes 21,925 shares of Common Stock issuable upon the conversion of 102,500 shares of Preferred Stock owned by an affiliate of Mr. Press. Peggy Press, the wife of Arthur J. Press and the mother of Robert D. Press, beneficially owns 29,168 shares of Common Stock. Each of Mr. Arthur J. Press and Robert D. Press disclaims beneficial ownership over all shares of Common Stock of the Company owned by Mrs. Press. Arthur J. Press is the father of Robert D. Press. Mr. Press disclaims beneficial ownership over all shares of Common Stock beneficially owned by Robert
         D. Press.

(5) Includes 10,000 shares of Common Stock beneficially owned by an affiliate of Mr. Hellman. Does not include 1,000,000 shares of Common Stock issuable upon the exercise of certain warrants owned by Mr. Hellman. These warrants are exercisable until July 22, 2002 at $5.00 per share.

(6) Includes 327,728 shares of Common Stock issuable upon the conversion of 1,532,127 shares of Preferred Stock owned by Ms. Edelson. Also includes 142,500 shares of Common Stock issuable upon the exercise of certain warrants; these warrants are exercisable at any time on or prior to September 30, 2000 at an exercise price of $1.50 per share. Ms. Edelson is the wife of Steven L. Edelson, a principal stockholder, and the former Chairman of the Board, of the Company. Ms. Edelson disclaims beneficial ownership over all shares of Common Stock of the Company beneficially owned by Mr. Edelson.

(7) Mr. Edelson is the husband of Carol Edelson, a principal stockholder of the Company. Mr. Edelson disclaims beneficial ownership over all shares of Common Stock of the Company beneficially owned by Ms. Edelson.

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers and persons who beneficially own greater than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock in the Company. Officers, directors and greater than 10% stockholders are also required to furnish the Company with copies of all
Section 16(a) reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements were complied with.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

         The By-laws of the Company provide that the Board of Directors shall determine the number of Directors. The Board has determined that the number of Directors to be elected at the Meeting shall be four. The persons listed below have been designated by the Board as candidates for election as Directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. Such persons include all of the executive officers of the Company. Unless otherwise specified in the form of proxy, the proxies solicited by management will be voted FOR the election of these candidates. The nominees receiving the highest vote totals will be elected as Directors of the Company. Accordingly, abstentions and broker non-votes will not affect the outcome of the election for Directors of the Company. In case any of these nominees become unavailable for election to the Board of Directors, an event which is not anticipated, the persons named as proxies, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any other nominee in accordance with their judgment. The election of Directors requires a plurality of those shares voted at the Meeting with respect to the election of Directors.

INFORMATION ABOUT THE NOMINEES

         Robert D. Press has served as Chairman of the Board of the Company since August 1997 and as President, Chief Executive Officer and a Director of the Company since its inception in September 1993. Mr. Press devotes all of his business time and efforts to the affairs of the Company. From June 1990 to August 1993, Mr. Press served as President of Premier Lease Concepts, Inc., the Company's predecessor. In addition, from 1989 to 1997, Mr. Press served as President of Performance Capital Management, Inc., a holding company controlled by Messrs. Press and Steven L. Edelson, a principal stockholder, and the former Chairman of the Board, of the Company, which had interests in brokerage and investment management, and as President of Group since October 1992. Mr. Press also served, from 1991 to July 1997, as a licensed registered representative of PCM Securities Limited, L.P., an NASD registered broker-dealer. Mr. Press holds a B.A. degree in Economics from Brandeis University. From 1984 to 1986, Mr. Press worked as a full-time trading systems consultant to several major Wall Street firms, including The Longview Group. In 1986, Mr. Press joined Chemical Bank, N.A. ("Chemical Bank") as an internal consultant in trading and capital markets, and later in 1986, Mr. Press joined in the formation of Chemical Bank's Interest Rate Arbitrage trading group, of which Mr. Press became the principal trader responsible for the global trading and investment decisions of a multi-billion dollar portfolio. Mr. Press holds Series 7 and 63 professional securities licenses. Mr. Press is the son of Arthur J. Press, a director of the Company.

         Maynard J. Hellman has served as a Director of the Company since January 1997. Since January 1988, Mr. Hellman has served as managing partner of the Coral Gables, Florida based law firm of Hellman & Mass. From 1983 until 1988, Mr. Hellman was engaged in the private practice of law and prior thereto, Mr. Hellman served as a partner in the Miami, Florida law firm of Gilbert, Silverstein and Hellman. Mr. Hellman holds a J.D. degree from the University of Miami School of Law and a B.B.A degree in Accounting from the University of Miami School of Business Administration.

         Arthur J. Press has served as a Director of the Company since January 1998. Prior to his retirement in 1987, Mr. Press served as the Vice President of Commercial Lending for Chemical Bank. Mr. Press is the father of Robert D. Press, the Chairman of the Board, President and Chief Executive Officer of the Company.

         Evaldo F. Dupuy has served as a Director of the Company since July 1998. Since 1989, Mr. Dupuy has served as a principal of Coast Partners Securities, Inc., a boutique investment banking firm specializing in asset backed and debt related facilities for its clients. Mr. Dupuy is a member of the Florida Premium Finance Association, Florida Automobile Dealers Association, Florida Mortgage Brokers Association and the Asset Based Lender Association.

OTHER KEY EMPLOYEES

         Ronald Epstein serves as one of the principals of the Company's Ameri-Cap Leasing Corp. subsidiary ("Ameri-Cap"). Ameri-Cap owns 80% of the outstanding capital stock of MFC Financial Corp., an entity engaged principally in the financing and leasing of medical equipment ("MFC"). Mr. Epstein founded MFC in 1994 and served as one of its principals until MFC's acquisition by Ameri-Cap. In addition, for more than the last ten years, Mr. Epstein has served as President of Clearlake Financial Corp., an entity specializing in commercial equipment leasing.

         Irwin Gross serves as the principal of the Company's Americal Investment Management subsidiary ("AIM"). AIM is a marketer and manager of a variety of financial and insurance related services. Mr. Gross served as the President of AIM for more than five years preceding AIM's acquisition by the Company.

         Frederick Horwin serves as one of the principals of the Company's American Factors Group, Inc. subsidiary ("AFG"). AFG is engaged, generally, in accounts receivable financing. Mr. Horwin served as Executive Vice President and Executive Director of First Capital Services, Inc., an entity engaged, generally, in accounts receivable financing ("First Capital"), for more than five years preceding his affiliation with AFG.

         Elliiot Kalus serves as one of the principals of Ameri-Cap. Mr. Kalus served as one of the principals of MFC for more than five years prior to MFC's acquisition by Ameri-Cap.

         Henry Koche serves a one of the principals of Ameri-Cap. Mr. Koche served as one of the principals of MFC from February 1997 until its acquisition by Ameri-Cap. From May 1996 to January 1997, Mr. Koche served as President of Carolina Capital, Inc., an independent brokerage firm specializing in medical equipment leasing. From January 1995 to April 1996, Mr. Koche served as an independent broker. Prior thereto, Mr. Koche served as Northeastern Regional Manager of DVI Financial Services, an equipment leasing concern.

         Jennifer Makula serves as one of the principals of the Company's Medical Billing Service Systems, Inc. subsidiary ("Medical Billing"). Medical Billing is engaged, generally, in providing back office auditing and other financial administrative services principally to the medical industry. Ms. Makula was one of the founders of Medical Billing in 1994 and served as one of its principals until the Company's acquisition of Medical Billing. Prior to 1994, Ms. Makula served as a supervisor for Wing City Management Co., a restaurant management company ("Wing City").

         W. Dennis Prouty serves as one of the principals of the Company's Premier Provider Services, Inc. subsidiary ("Premier"). Premier is engaged, generally, in providing back office auditing and other financial administrative services principally to the medical industry. From 1996 until its acquisition by the Company, Mr. Prouty served as President of Premier. Prior thereto, Mr. Prouty served as Controller for Rx for Fleas, Inc., an entity engaged in the sale of distributorships and the operation of flea elimination services.

         Jamie Silva serves as one of the principals of Medical Billing. Ms. Silva was one of the founders of Medical Billing in 1994 and served as one of its principals until the Company's acquisition of Medical Billing. Prior to 1994, Ms. Silva served as Administrative Manager for Wing City.

         Laura Sotera serves as one of the principals of Premier. From 1996 until its acquisition by the Company, Ms. Sotera served as Vice President of Premier. Prior thereto, Ms. Sotera served as Accounting Manager for NeuroRestorations, Inc., an entity engaged in providing bookkeeping services to the medical community.

         Joanne Telmosse serves as one of the principals of Medical Billing. Ms. Telmosse was one of the founders of Medical Billing in 1994 and served as one of its principals until the Company's acquisition of Medical Billing. Prior to 1994, Ms. Telmosse served as Director of Finance for Recovery Management, Inc., a bookkeeping concern.

         Tom Wheatley serves as one of the principals of AFG. From March 1995 until the commencement of Mr. Wheatley's affiliation with AFG, Mr. Wheatley served as Vice President of Marketing of First Capital. Prior thereto, Mr. Wheatley owned and operated Connect Communications, Inc., a telecommunications company.

DIRECTORS' FEES, BOARD MEETINGS AND COMMITTEES

         The Company's Board currently does not have a nominating committee, audit committee, compensation committee or any other committees performing similar functions. It is anticipated, however, that immediately following the election of Directors at the Meeting, such Directors will create audit and compensation committees of the Board of Directors. The Audit Committee will meet with management to consider the adequacy of the internal controls of the Company and the objectivity of the Company's financial reporting. The Audit Committee will also meet with the Company's independent accountants and with appropriate Company financial personnel about these matters. It is anticipated that the Audit Committee will be comprised of Messrs. Hellman and Dupuy. The Compensation Committee will administers the Company's 1997 Stock Option Plan and make recommendations to the Board of Directors with respect to the compensation of management. It is anticipated that the Compensation Committee will be comprised of Messrs. Hellman and Dupuy.

         The Board of Directors met or took written action by unanimous written consent four times during Fiscal 1997. None of the Directors attended (or executed written consents at) less than 75% of such meetings. Each non-employee Director receives a fee of $500 for each meeting attended, together with reimbursement of reasonable expenses incurred in attending such meetings.

EXECUTIVE COMPENSATION

         During Fiscal 1997, the Company paid to Robert D. Press, the Company's Chairman of the Board, President and Chief Executive Officer, cash remuneration of $45,711. Mr. Press is the sole executive officer of the Company. In addition, the Company paid Mr. Press, during the first quarter of the fiscal year ending December 31, 1998, a cash bonus of $60,000 relating to Fiscal 1997. No other form of remuneration was paid by the Company to Mr. Press during, or on account of, Fiscal 1997. The Company is party to an employment contract with Mr. Press. The following table summarizes the aggregate annual compensation payable by the Company to Mr. Press effective March 1, 1998:

Name of Individual        Capacity in which Served                 Aggregate Compensation
------------------        ------------------------                 ----------------------
Robert D. Press           President, Chairman of the                       $225,000
                          Board and Chief Executive Officer


       Pursuant to Mr. Press' employment agreement with the Company, Mr.Press has agreed to serve as President, Chairman of the Board and Chief Executive Officer of the Company. This employment agreement expires on February 28, 2001 (subject to earlier termination for cause). Mr. Press' employment agreement further provides for Mr. Press's salary to increase to $275,000 and $350,000 per annum, respectively, during the second and third years of the agreement and for Mr. Press to receive minimum cash bonuses of $45,000, $60,000 and $75,000, respectively, for the first, second and third years of the agreement. In addition, Mr. Press is entitled to receive 30,000 shares of Common Stock of the Company following the close of each calendar quarter of the Company during the first year of the agreement, 40,000 shares of Common Stock following the close of each calendar quarter during the second year of the agreement and 50,000 shares of Common Stock following the close of each calendar quarter during the third year of the agreement. Mr. Press is also entitled to the grant of incentive stock options pursuant to the Company's 1997 Stock Option Plan based upon the future financial performance of the Company. Mr. Press is entitled to participate in all medical, stock option, pension and other benefit plans that the Company may establish from time to time for the benefit of its senior management generally.

         Mr. Press' employment agreement is terminable by the Company for cause (i.e., conviction of a felony, willful misconduct, dishonesty or material breach of the agreement) at any time or in the event that Mr. Press becomes disabled and, as a result, is unable to perform his duties under his employment agreement for more than 60 consecutive days or for more than 90 days during any 12-month period.

         In connection with the formation of AFG , the Company, through AFG, entered into three-year employment agreements (which automatically renew for additional one-year periods unless AFG provides 30 days' prior notice of cancellation) with each of Frederick Horwin and Tom Wheatley. Pursuant to these agreements, Messrs. Horwin and Wheatley agreed to serve as the operating officers of AFG in consideration for initial base salaries of $105,000 and $87,000 per annum, respectively. Messrs. Horwin's and Wheatley's base salaries increased to $120,000 and $96,000 per annum, respectively, commencing July 1, 1998. Messrs. Horwin and Wheatley have agreed not to compete with the Company or AFG during the term of their employment with AFG and for the two-year period immediately thereafter.

         In connection with the Company's acquisition of AIM, the Company, through AIM, entered into a three year employment agreement (which automatically renews for additional one year periods unless AIM provides 30 days' prior notice of cancellation) with Irwin Gross. Pursuant to this agreement, Mr. Gross agreed to serve as the operating officer of AIM in consideration for a draw against commissions of $125,000 per annum, increasing over the term of the agreement to $150,000 per annum, a base salary during the second and third year of the agreement in the amount of $50,000 per annum and commissions equal to 70% of all net commission income generated and paid to AIM from accounts developed by Mr. Gross and 50% of all net commission income generated and paid to AIM from accounts referred to AIM from sources other than Mr. Gross. Mr. Gross has agreed not to compete with the Company or AIM during the term of his employment with AIM.

         In connection with the Company's acquisition of Medical Billing, the Company, through Medical Billing, entered into three year employment agreements with each of Joanne Telmosse, Jennifer Makula and Jamie Silva. Pursuant to these agreements, Mss. Telmosse, Makula and Silva agreed to serve as the operating officers of Medical Billing in consideration for base salaries of $125,000, $75,000 and $75,000, respectively. Mss. Telmosse, Makula and Silva have each agreed not to compete with the Company or Medical Billing during the term of her employment with Medical Billing.

         In connection with the Company's acquisition of Premier, the Company, through Premier, entered into three year employment agreements with each of W. Dennis Prouty and Laura C. Sotera. Pursuant to these agreements, Mr. Prouty and Ms. Sotera agreed to serve as the operating officers of Premier in consideration for base salaries of $110,000 and $72,000, respectively. Mr. Prouty and Ms. Sotera have each agreed not to compete with the Company or Premier during the term of his or her employment, as the case may be, with Premier.

         In connection with the Company's acquisition of MFC, the Company, through Ameri-Cap, entered into three year employment agreements with each of Messrs. Ronald Epstein, Elliot Kalus and Henry Koche. Pursuant thereto, Messrs. Epstein, Kalus and Koche agreed to serve as the operating officers of Ameri-Cap in consideration for annual base salaries of $100,000, respectively. These agreements also entitle Messrs. Epstein, Kalus and Koche to be granted incentive stock options pursuant to the Company's 1997 Stock Option Plan based upon Ameri-Cap's annual financial performance and to participate in a discretionary cash bonus pool for Ameri- Cap's employees if Ameri-Cap's financial performance justifies the same. These employment agreements are terminable by the Company for cause, however, if, among other things, after the six month period immediately following the Company's initial purchase of its controlling interest in MFC, Ameri-Cap's net monthly sales volume (defined as the total amount of all leases written in any calendar month) is less than $500,000 per month in any consecutive three month period or in a three month aggregate in any 12 month period.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         Prior to December 1996, the Company, generally, provided equipment lease financing to customers of Medley Refrigeration ("Refrigeration"). Refrigeration was a conglomerate of affiliates of Medley Group, Inc., a principal stockholder of the Company ("Group"). Robert D. Press, Chairman of the Board and President of the Company, is the control person of Group. Essentially, the Company would lend Refrigeration the capital necessary for Refrigeration to lease equipment owned by it to its customers. These customers, in turn, would make lease payments to Refrigeration. These advances were historically recorded on the Company's financial statements as an intercompany receivable due from Refrigeration. As an accommodation to the Company, Refrigeration would cause its customers to grant the Company a security interest in the equipment leased to them to secure lease payments from customers.

         During December 1996, Refrigeration assigned to the Company all of Refrigeration's rights to receive from, and rights of collection with respect to, a majority of Refrigeration's equipment leases with its customers.

         During January 1997, the Refrigeration intercompany receivable was reduced by $237,000 as a result of Refrigeration paying the Company $200,000 in cash and transferring to the Company $37,000 of refrigeration equipment. The Company used this refrigeration equipment to directly enter into new refrigeration equipment leases with customers of Refrigeration. This direct lease financing was essentially accomplished by the Company purchasing the equipment to be leased from Refrigeration. The Company, in turn, then leased this equipment to creditworthy Refrigeration customers who were required to make lease payments with respect to such equipment directly to the Company.

         In connection with the closing of the Company's Initial Public Offering in December 1997 (the "IPO"), Group remitted to the Company, on behalf of Refrigeration, the $1,100,000 in proceeds generated from Group's sale of 200,000 shares of Common Stock in the IPO to satisfy, in their entirety, all intercompany receivables then outstanding from Refrigeration to the Company.

         On July 31, 1997, Steven L. Edelson, a principal stockholder of the Company, resigned as Chairman of the Board of the Company. Simultaneously therewith, Mr. Edelson transferred to his wife, Carol Edelson, all of Mr. Edelson's right, title, and interest in and to all securities of the Company then owned by Mr. Edelson. Mr. Edelson's resignation was not the result of any disagreement between Mr. Edelson and the Company on any matter relating to the Company's operations, policies or practices.

         During June 1996, the Company offered Robert Press, the President and Chairman of the Board of the Company, and Steven L. Edelson, the then Chairman of the Board of the Company, the opportunity to exchange their shares of 131/2% preferred stock of the Company then owned by them, having an aggregate liquidation value of $1,643,726, into shares of Preferred Stock. Messrs. Press and Edelson exchanged all of their shares of 131/2% preferred stock for an aggregate of 2,136,844 shares of Preferred Stock (604,717 shares to Mr. Press and 1,532,127 shares to Mr. Edelson). Mr. Edelson subsequently transferred these shares to Carol Edelson.

         From June 1, 1996 through December 20, 1997, Messrs. Press and Edelson loaned the Company $131,738 and $48,745, respectively, in order to permit the Company to satisfy its operating expenses in connection with, and in anticipation of, the IPO. Interest accrued on these loans at the rate of 12% per annum and required balloon payments of principal and accrued interest by August 2, 1999. (Mr. Edelson transferred his right to receive payment under his loan to Carol Edelson.) The Company repaid these loans as part of the IPO by issuing Mr. Press and Ms. Edelson approximately 23,952 and 8,863 shares of Common Stock, respectively. These shares were valued at the IPO price of $5.50 per share. In connection with these loans, the Company issued to each of Messrs. Press and Edelson warrants to purchase up to 142,500 shares of Common Stock (Mr. Edelson transferred these warrants to Carol Edelson). These warrants are exercisable at any time on or prior to September 30, 2000 at an exercise price of $1.50 per share.

         In December 1996, the Company sold Maynard Hellman, a director of the Company, in consideration for $100,000, warrants to purchase up to 1,000,000 shares of Common Stock of the Company. These warrants are exercisable at any time until July 22, 2002 at an exercise price of $5.00 per share.

         In connection with the IPO, the Company issued 15,000 shares of Common Stock to each of Mr. Press and Ms. Edelson in satisfaction of certain redemption obligations of the Company owing to them with respect to 15,000 other shares of Common Stock owned by each of them. These shares of Common Stock were originally transferred and assigned by Group to Messrs. Press and Edelson (who subsequently transferred them to Carol Edelson) in January 1996 in consideration for services performed by Messrs. Press and Edelson on behalf of the Company. Also, in connection with the IPO, the Company issued Mr. Robert D. Press, Ms. Carol Edelson and an affiliate of Mr. Arthur J. Press approximately 13,740, 41,785 and 2,880 shares of Common Stock, respectively, in satisfaction of approximately $75,590, $230,000 and $15,860 of declared but unpaid Preferred Stock dividends owing them.

         In late December 1997, following the consummation of the IPO, the Company provided a financial accommodation to Group for a fee equal to $150,000. Specifically, the Company posted a $1.7 million standby letter of credit on behalf of Group. This letter of credit was posted for the purpose of securing the performance of certain equipment leases sold by Group to an unrelated party. The Company's financial exposure under this letter of credit was collateralized by the pledge by Group to the Company of 750,00 shares of the Company's Common Stock owned by Group, which Common Stock, for purposes of the pledge, had an agreed upon value of $2.50 per share. This financial accommodation was terminated during the second quarter of fiscal 1998.

         During the second quarter of 1998, the Company provided Group a financial accommodation in consideration for $150,000 per annum. This fee is payable each year the Company continues to extend such financial accommodation. Specifically, the Company posted a $1.475 million standby letter of credit on behalf of Group. This letter of credit was posted for the purpose of securing the performance of certain equipment leases sold by Group to an unrelated party. The Company's financial exposure under this letter of credit has been collateralized by the pledge by Group to the Company of 750,000 shares of the Company's Common Stock owned by Group, which Common Stock, for purposes of the pledge, has an agreed upon value of $2.50 per share.


                                 PROPOSAL TWO:

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

         The Board of Directors has selected the firm of Daszkal, Bolton & Manela to serve as the Company's independent accountants for the fiscal year ending December 31, 1998, subject to ratification by the stockholders. Daszkal, Bolton & Manela served as the Company's independent accountants for the year ended December 31, 1997. The Board of Directors recommends a vote FOR ratification of this selection. A representative of Daszkal, Bolton & Manela is expected to be present at the Meeting with an opportunity to make a statement if such representative desires to do so and is expected to be available to respond to appropriate questions.

                            SOLICITATION OF PROXIES

         The solicitation of proxies in the enclosed form is made on behalf of the Company and the cost of this solicitation is being paid by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegraph using the services of directors, officers and regular employees of the Company at nominal cost. Banks, brokerage firms and other custodians, nominees and fiduciaries will be reimbursed by the Company for expenses incurred in sending proxy material to beneficial owners of the Company's Common Stock.

                             STOCKHOLDER PROPOSALS

         Proposals of stockholders intended to be presented at the annual meeting for the 1998 fiscal year must be received at the Company's offices by April 25, 1999 for inclusion in the proxy materials relating to such meeting.

         Action may be taken on the business to be transacted at the Meeting on the date provided in the Notice of Meeting and on any date or dates to which an original or later adjournment of such Meeting may be adjourned. As of the date of this Proxy Statement, management does to know of any other matters to be presented at the Meeting. If, however, other matters properly come before the Meeting, whether on the original date provided in the Notice of Meeting or any dates to which any original or later adjournment of such Meeting may be adjourned, it is intended that the holders of the proxy will vote in accordance with their best judgment. Any such matter properly coming before the Meeting will be decided by a majority of the votes cast with respect to such matter. Abstentions and broker non-votes are not considered as cast and, accordingly, will have no effect on the vote with respect to such matter.


                                              By Order of the Board of Directors


Dated: August 21, 1998

                             FINANTRA CAPITAL, INC.

Solicited by The Board of Directors for the Annual Meeting of Stockholders to be held on September 18, 1998

PROXY

         The undersigned Stockholder(s) of FINANTRA CAPITAL, INC., a Delaware corporation (the "Company"), hereby appoint(s) Robert D. Press and Maynard J. Hellman, with full power of substitution and to act without the other, as the agents, attorneys and proxies of the undersigned, to vote the shares of Common Stock, $.01 par value per share, of the Company standing in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held on Friday, September 18, 1998 and at all adjournments thereof. This proxy will be voted in accordance with the instructions give below. If no instructions are given, this proxy will be voted FOR all of the following proposals :

1. To elect the following Directors: Robert D. Press, Maynard J. Hellman, Evaldo (Fred) Dupuy and Arthur D. Press.

         FOR  (  )                  WITHHELD  (  )

(INSTRUCTION: To withhold authority to vote for any individual nominee write the nominee's name in the space provided)

--------------------------------------------------------------------------------

2. To ratify the selection of Daszkal, Bolton & Manela as the Company's independent accountants for the year ending December 31, 1998.

         FOR  (  )                  AGAINST  (  )              ABSTAIN  (  )

3. In their discretion, the proxies are authorized to vote upon such other business as may come before the meeting and at all adjournments thereof.


Dated:
      --------------------------------

Signature:
          ----------------------------

Signature if held jointly:
                          -------------------------------

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full time as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.